SERVICES AGREEMENT
This Services Agreement (the “Agreement”) is made by and between Titan Machinery Inc. (the “Company”) and Peter Christianson (“Service Provider”) effective this 11th day of May, 2015. The Company and the Service Provider shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”
WHEREAS, the Company recognizes and appreciates Service Provider’s dedication and many contributions over the years, and acknowledges that his knowledge and experience are great value to the Company, currently and into the future;
WHEREAS, Service Provider and the Company desire that Service Provider remain employed by the Company under his March 6, 2013 letter agreement and the March 1, 2014 amendment (the “Employment Agreement”) through January 31, 2016, and that he provide consulting services as an independent contractor to the Company beginning on February 1, 2016, for a term of three (3) years, ending on January 31, 2019, subject to renewal on such terms and conditions as the parties may mutually agree upon;
WHEREAS, the Parties desire to formalize their consulting relationship to begin February 1, 2016, and certain other related matters, via the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the Parties agree as follows:
1.Period of Employment Relationship. Service Provider and Company agree that he will remain employed by the Company through January 31, 2016 under and in accordance with the Employment Agreement. Effective January 31, 2016, the Employment Agreement will be terminated, without need for additional action, and no severance pay shall be owed to Service Provider under the Employment Agreement arising from such termination. To allow Service Provider the opportunity to focus his attention on the Company’s European business operations and other important initiatives, Service Provider has elected to resign as President effective as of the Company’s 2015 Annual Meeting of shareholders to be held on June 4, 2015. Service Provider’s new title and the specific duties and responsibilities associated with his position will be mutually agreed upon by the parties. The parties agree to execute any amendments to Service Provider’s Employment Agreement that may be necessary to reflect such changes in title and responsibilities.
2.    Period of Consulting Relationship. Service Provider will provide consulting services as an independent contractor to the Company beginning on February 1, 2016, for a term of three (3) years, ending on January 31, 2019. The parties may extend the period of their consulting relationship by mutual, written agreement.
3.    The Consulting Relationship. The terms of the consulting relationship between Service Provider and the Company will be governed by this Agreement. Service Provider agrees to provide various consulting services to the Company on an independent basis. These services shall include projects as set forth on Exhibit A (“Services”), incorporated herein. The Parties agree that Service Provider will be an independent contractor and Exhibit B, incorporated herein, provides additional details of that relationship. The Service Provider shall report to the Company’s CEO in connection with the performance of the Services.
4.    Payment for Consulting Services. The Company will compensate Service Provider for his consulting services at $500,000 per year, payable on a monthly basis.
5.    Expense Reimbursement. The Company will reimburse Service Provider for all reasonable expenses incurred by Service Provider pursuant to this Agreement, if Service Provider receives written consent from an authorized agent of the Company prior or subsequent to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy (travel expenses incurred by Service Provider in travelling between his residence and Company’s West Fargo location is not reimbursable). The Company also will reimburse Service Provider for reasonable attorney fees incurred in connection with negotiating this Agreement.
6.    Benefits. As an independent contractor, and except as provided herein, Service Provider will receive no fringe benefits, workers’ compensation insurance, vacation or sick leave, pension plans or retirement plans, disability insurance, employee income tax withholding, payroll tax payments, Medicare tax payments, or any other benefits traditionally offered or provided to employees. The Company will, for a period of 24 months following the effective date of termination of Service Provider’s employment, allow Service Provider to continue to participate in the Company’s group medical and dental plans at the Company’s expense (with premiums payable on a monthly basis), to the extent Service Provider was a participant as of the last day of employment.
7.    Stock Options. All unvested stock options and unvested restricted stock shall vest per the existing vesting schedule, assuming Service Provider’s ongoing compliance with the surviving restrictive covenants in the Employment Agreement (i.e., noncompete, nonsolicitation, and confidentiality) (collectively referred to hereafter as the “Surviving Covenants”). The parties agree to execute any amendments to Service Provider’s stock option and restricted stock agreements that may be necessary to reflect such continued vesting following termination of employment.
8.    Termination.
(a)    This Agreement may be terminated after January 31, 2016, in accordance with the notices and procedures stated below:

(i)
The Company may terminate this Agreement without Cause and the Service Provider may terminate this Agreement without Good Reason upon giving the other party 14 days’ prior written notice of termination.

(ii)	Termination for Cause by the Company or for Good Reason by the Service Provider shall be done in accordance with the notices and timelines set forth below.

(iii)	The Company may terminate this Agreement immediately and without prior notice upon the events described in subparagraphs (b) (ii) and (v).
(b)    If the Company terminates this Agreement without Cause, as defined immediately below, the compensation stated in paragraph 4 shall continue through January 31, 2019, regardless of such termination, and shall continue to be paid on a monthly basis. If the Company terminates this Agreement for Cause, compensation for services shall be paid through the end of the month following the completion of any applicable notice period, and no further compensation shall be paid. “Cause” shall include:

(i)	Service Provider’s material breach of this Agreement or the Surviving Covenants;

(ii)	Service Provider’s death or disability;

(iii)	Service Provider’s willful refusal to perform the services without justification, or his willful misconduct or gross negligence in the performance of services under this Agreement;

(iv)	Service Provider’s willful dishonesty or fraud with respect to or in the course of the business or affairs of the Company, which materially and adversely affects the Company.

(v)	Service Provider’s conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; and

(vi)	Service Provider’s violation of the “Noncompetition” section of the Employment Agreement, through the entire term of this Agreement, without obtaining the advance written consent of the Company’s CEO.
Cause will not, however, include any actions or circumstances constituting Cause under 8(b) (i), (iii), (iv) or (vi) above if Service Provider cures such actions or circumstances within fifteen (15) days of receipt of written notice from the Company setting forth in detail the actions or circumstances constituting Cause.  Notwithstanding the foregoing, the Service Provider shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Service Provider a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the company’s Board of Directors at a meeting of the Board called and held for this purpose (after reasonable notice to the Service Provider and an opportunity for the Service Provider, together with the Service Provider’s counsel, to be heard before the Board), finding that the Service Provider was guilty of conduct set forth in Section 8(b) (i), (iii), (iv), and (vi) specifying the particulars thereof in detail. Nothing herein shall limit the right of the Service Provider to contest the validity or propriety of any such determination.

(c)    If Service Provider terminates this Agreement without Good Reason, as defined immediately below, compensation for services shall be paid through the month following the completion of any applicable notice period, and no further compensation shall be paid. If Service Provider terminates this Agreement with Good Reason, the compensation stated in paragraph 4 shall continue through January 31, 2019, regardless of such termination, and shall continue to be paid on a monthly basis. “Good Reason” shall include:

(i)	Any reduction in compensation;

(ii)	Relocation of the Company’s office more than 40 miles from the Company’s current headquarters;

(iii)	A Change in Control of the Company, as defined in subsection 8(d) below, that results in a material change in the terms or conditions of the consulting relationship or the Services Agreement;

(iv)	A material breach of this Agreement by the Company; or

(v)	Mutual written agreement executed by both parties.
Good Reason will not, however, include any actions or circumstances constituting Good Reason under 8(c) (i), (ii), (iii), or (iv) above if the Company cures such actions or circumstances within fifteen (15) days of receipt of written notice from Service Provider setting forth in detail the actions or circumstances constituting Good Reason.
(d)    Change in Control. For purposes of subparagraph 8(c), “Change in Control” shall mean the occurrence of any of the following after February 1, 2016:

(i)
one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company;

(ii)
a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iii)	the sale of all or substantially all of the Company’s assets.
9.    Release of Claims. Except as to claims that cannot be released under applicable law, and except as to claims arising from this Agreement and excepting rights for compensation under his Employment Agreement, Service Provider agrees to sign the release attached to his Employment Agreement, or an agreed-to modification thereof, on or about February 1, 2016.

10.    Assignment. Service Provider’s obligations under this Agreement are personal in nature and may not be assigned or transferred to any other person, firm or corporation (except his own employees, if any) without the prior written consent of the Company.
11.    Confidentiality. Service Provider agrees that Service Provider will not at any time or in any manner, either directly or indirectly, use any Information (defined in this Section) for Service Provider’s own benefit, or divulge, disclose or communicate in any manner any Information to any third party under any circumstances except as authorized. Service Provider will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement and grounds for immediate termination of this Agreement.
(a)    Definition of Information. For the purposes of this Agreement, “Information” shall include: Inventions, Machinery, Products, Prices, Apparatus, Costs, Discounts, Future Plans, Business Affairs, Financial Information, Process Information, Trade Secrets, Technical Information, Customer Lists, Product Design Information, and any other confidential or proprietary information of the Company, which cannot be generated from sources available to the public.
(b)    Unauthorized Disclosure of Information. If it appears that Service Provider has disclosed (or is about to disclose) Information in violation with this Agreement, the Company shall be entitled to an injunction to restrain Service Provider from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.
(c)    The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.
12.    Intellectual Property. The following provisions shall apply with respect to legally protected works, ideas, discoveries, inventions, applications for patents, and patents (collectively, “Intellectual Property”):
(a)    Company’s Intellectual Property. Service Provider does not personally hold any interest in any Intellectual Property of the Company.
(b)    Development of Intellectual Property. Any improvements to Intellectual Property, further inventions or improvements, and any new items of Intellectual Property discovered or developed by Service Provider (or Service Provider’s employees, if any) pursuant to this Agreement and during the term hereof shall be the property of the Company. Service Provider shall sign all documents necessary to perfect the rights of the Company in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents. Upon request, Service Provider shall sign all documents necessary to assign the rights to such Intellectual Property to the Company.
13.    Return of Records. Upon termination of this Agreement, Service Provider shall deliver all records, notes, data, memorandum, models, and equipment of any nature that are in

Service Provider’s possession or under Service Provider’s control that are the Company’s property or relate to the Company’s business.
14.    Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

Company:	Titan Machinery Inc.
Attn: David J. Meyer, CEO

644 East Beaton Drive

West Fargo, ND 58078

Service Provider:	Peter Christianson
1302 8th St. S.
Fargo, ND 58103
Such address may be changed from time to time by either Party by providing written notice to the other in the manner set forth above.
15.    Entire Agreement. This Agreement, including all Exhibits attached hereto, contains the entire agreement of the Parties and there are no other promises or conditions in any other agreement whether oral or written. Except as noted herein, this Agreement supersedes any prior written or oral agreements between the Parties; however, notwithstanding the foregoing, if Service Provider has previously signed an agreement or agreements with the Company containing confidentiality, trade secret, noncompetition, non-solicitation, inventions, and/or similar provisions, his obligations under such agreement(s) will continue in full force and effect according to their terms. For example, the confidentiality and restrictive covenants of Service Provider’s March 6, 2013 letter agreement, as amended March 1, 2014, remain in full effect and force.
16.    Amendment. This Agreement may be modified or amended if the amendment is made in writing and is signed by both Parties.
17.    Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.
18.    Availability of Injunctive Relief. A breach of this Agreement may cause irreparable harm for which monetary damages may be inadequate. In addition to the right to petition the court for provisional relief, Service Provider agrees that the Company may also petition the court for injunctive relief without having to post a bond or other security where the Company alleges or claims a violation of Sections 11 (Confidentiality) and 12 (Intellectual Property) of this Agreement, Section 10 of Exhibit B to this Agreement (Availability for Other Work), or any other agreement regarding trade secrets, confidential information or non-solicitation. If either the Company or

Service Provider seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorney fees.
19.    Waiver of Contractual Right. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.
20.    Applicable Law. This Agreement shall be governed by the laws of the State of North Dakota.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
THE COMPANY:    TITAN MACHINERY INC.
/s/ David J. Meyer
By: David J. Meyer
Its: CEO

SERVICE PROVIDER:
/s/ Peter Christianson
Peter Christianson

Exhibit A
Titan Machinery Inc.
Services Agreement
Beginning on February 1, 2016, Peter Christianson (“Service Provider”) shall provide consulting services to Titan Machinery Inc. (the “Company”). The parties anticipate and agree that Service Provider’s responsibilities may include the following:
• Strategic input on company initiatives and strategy
• Assist and consult on the company’s European operations
• Input and strategic oversight related to company sales and marketing
• Input and strategic oversight on company product innovation
• Assist in creation of company earnings releases and earnings call transcripts
• Input on company internal processes, reporting and operations
• Assist with company dealership building design
• Develop curriculum and hold training sessions on Manager training
• Assist with company Store Performance Plan Process
• Consult with Senior Managers as required
Service Provider and the Company acknowledge that the Company’s consulting needs may evolve during the period of the consulting relationship and additional projects may be assigned by the CEO to Service Provider. Service Provider agrees to travel as reasonably necessary to complete the projects assigned to him.
While Service Provider is not obligated to work a certain schedule or number of hours per week, and the Parties’ focus will be on satisfactory results, the Parties estimate that the project work for the Company will require approximately 120 hours per month.

Exhibit B
Titan Machinery Inc.
Services Agreement
The following terms provide details regarding the independent contractor relationship between Peter Christianson (“Service Provider”) and Titan Machinery Inc. (the “Company”) beginning on February 1, 2016, and are incorporated by reference into the Services Agreement between the parties, executed on May 11, 2015.
1.    Control; Manner of Performance. The Company shall not direct or control the means or manner in which Service Provider performs the services. Service Provider is free to work his own schedule and do the job at his own pace and via his own methods, subject only to his obligation to satisfy standards the Company for the project in a timely manner.
2.    Communication and Reporting. Service Provider shall maintain communication with the CEO of the Company to ensure the Service Provider’s services are aligned with the Company’s goals and expectations. Service Provider will, from time to time, keep the Company advised as to his progress in performing services to the Company. Service Provider agrees that he will, as requested by the CEO, prepare reports with respect to such progress.
3.    Time and Place of Performance. The Company shall not direct or control the time and/or place in which Service Provider performs the services; however, to the extent necessary, the Company will establish certain expectations as to the quality and deadlines of the work. Service Provider may work on the Company’s premises, or he may work elsewhere using his own office, desk, and telephone.
4.    Additional Providers. Service Provider shall be free to contract for or employ any additional workers that he believes necessary to perform services to the Company under this Agreement, but all such workers shall be hired, supervised by, and compensated by Service Provider, without additional reimbursement from the Company, and Service Provider shall be responsible for his own workers’ performance.
5.    Equipment and Materials. Service Provider shall furnish his own equipment and supplies as needed, at his own expense.
6.    Order or Sequence of Performing Work. The Company shall not have the right to control the order or sequence in which Service Provider performs tasks or the projects, other than to establish deadlines as needed for certain projects. Service Provider is free to work his own schedule subject to the duty to perform this Agreement in a timely manner.
7.    Instruction. Service Provider possesses the skills, knowledge, and experience to successfully perform the requested services without instruction or training from the Company.
8.    Evaluation of Performance. The Company will evaluate Service Provider’s performance only to the extent the end result of that performance has been timely and satisfactory to the Company.

9.    Opportunity for Profit or Loss. Service Provider acknowledges that the compensation set forth in Section 4 of the Services Agreement shall be the sole compensation owed to him for the provision of services under that Agreement. Except for authorized business expenses, any expenses that Service Provider may incur for additional workers, office space, equipment, utilities, etc., shall be borne solely by Service Provider. Service Provider bears the risk that he may or may not make a profit or incur a loss for the provision of services herein.
10.    Availability for Other Work. Subject to his duty to perform services in a timely and satisfactory manner, Service Provider is generally free to seek out other business opportunities and/or to provide services to entities other than the Company. However, during the term of this Agreement, Service Provider may not engage in any services or business activity that is in conflict or competition with the business activities of the Company. Further, Service Provider shall not, directly or indirectly, solicit any current customer or employee of the Company for the benefit of a third party while he is under contract with the Company. Service Provider’s violation of this Section 10 will be considered a material breach under Section 8(b) of the Services Agreement.
11.    Injuries. The Company will not provide Workers Compensation coverage, because Service Provider is not an employee. Service Provider acknowledges his obligation to obtain any needed workers compensation coverage for the benefit of Service Provider (and employees, if any) and agrees to provide proof of such valid coverage at least annually (including certificate of premium payment) to Company for Service Provider and any contractors and employees of Service Provider. Service Provider expressly waives any right to recover from the Company for any injuries that Service Provider (and/or Service Provider’s contractors and employees) may sustain while performing services under this Agreement, whether or not they are a result of the negligence of Service Provider or Service Provider’s contractors and employees.
12.    Tax Treatment.  Service Provider shall be solely responsible for his own expense accounting and tax accounting, as well as all payments required for taxes of any kind. To the extent required under applicable law, Service Provider shall report as income all compensation received pursuant to this Agreement and pay all taxes due on such compensation. Service Provider is solely responsible for all federal, state, and local taxes which may be payable in connection with this Agreement.